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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Orthodontic Centers of America, Inc. 401(k) Profit Sharing Plan of our reports (a) dated March 22, 1999, with respect to the consolidated financial statements of Orthodontic Centers of America, Inc. included in its Annual Report (Form 10-K) and (b) dated June 29, 1999, with respect to the financial statements and schedules of the Orthodontic Centers of America, Inc. 401(k) Profit Sharing Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP


New Orleans, Louisiana
August 20, 1999